Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Cameron Donahue

(651) 653-1854

cameron@haydenir.com

Celsius Holdings Delivers Record Annual Revenue, Up 59% to $36.2 Million

Expands Portfolio of Products and Launches Global Expansion to Increase Distribution in Robust Asia Market

Boca Raton, FL (March 8, 2018) – (Nasdaq: CELH) Celsius Holdings Inc., maker of the leading global fitness drink, CELSIUS®, today reported financial results for the year and quarter ended December 31, 2017.

Year 2017 Highlights:

●	Revenue of $36.2 million, up 59% from $22.8 million in 2016

☐	Domestic revenue increased 72% to $24.1 million, up from $14.0 million a year ago

☐	International revenue increased 37% to $12.1 million, up from $8.8 million a year ago

●	Gross profit increased 59% to $15.4 million, and gross margin remained steady at 42.7% in 2017 and 2016

●	Net loss to common stockholders was $8.6 million compared to a net loss to common stockholders of $3.4 million last year, excluding one-time charges of $823,000 and net Asian Market investments of $7.3 million during 2017, the Company achieved a net loss to common stockholders in 2017 totaling $440,000.

●	Non-GAAP Adjusted EBITDA* of $(5.5) million compared to $(1.2) million in 2016, excluding 2017 one-time charges of $823,000 and net Asian Market investments of $7.3 million, the Company achieved a record first annual positive Non-GAAP Adjusted EBITDA* of $2.7 million

●	Entered China market with regional distribution through a strategic partnership with Qifeng Food Technology (Beijing) Co. Ltd., a national wholesale distributor of foods and beverages

●	Expanded to Hong Kong through a distribution agreement with A.S. Watson Group, the largest international health and beauty retailer in Asia and Europe

●	Stock was uplisted to the Nasdaq Capital Market

●	Launched the second line in the product portfolio, CELSIUS HEAT™, a new trainer’s grade dietary supplement targeting athletic trainers, body builders, military personnel and endurance athletes

●	Extended the Natural line of products to six new flavors

●	CELSIUS® was named Best Functional Drink at the recent 13th Innobev Global Beverage Congress

●	CELSIUS Heat™ was selected as one of Beverage Industry’s Innovations of the Year for 2017 in the energy drink category and generated more than $2 million in retail sales in just nine months

Fourth Quarter 2017 Highlights:

●	Revenue of $9.1 million, up 46% from $6.3 million in the year ago quarter

☐	Domestic revenue increased 92% to a record $6.7 million, up from $3.5 million in the year ago quarter

☐	International revenue decreased 12% to $2.4 million, down from $2.8 million in the year ago quarter due to order timing impacted by new can design launch by Func Foods, our Nordic distribution partner, which was partially offset by initial revenues from our Asian market expansion

●	Gross profit increased 49% to $3.8 million, and gross margin increased to 41.6%, up from 41.0% in the year ago quarter

●	Net loss to common stockholders was $5.3 million compared to a net loss to common stockholders of $509,000 in the year ago quarter, excluding one-time charges of $51,000 and net Asian Market investments of $5.2 million the Company achieved a net loss to common stockholders in the 2017 quarter totaling $29,000.

●	Non-GAAP Adjusted EBITDA* of $(4.6) million compared to $(140,000) in the year ago quarter, excluding one-time charges of $51,000 and net Asian Market investments of $5.2 million in Q4 2017, the Company achieved a positive Non-GAAP Adjusted EBITDA* of $705,000.

Subsequent to Year End:

●	Received Nationwide placement authorization for Its CELSIUS HEAT™ line at 7-Eleven, with two new flavors

●	Successfully began distribution in Norway through Func Food, the Company’s Nordic distribution partner

●	Successfully introduced a branch-chained amino acids (BCAA) drink to the Finland and Sweden markets in March 2018

●	2018 Presenting Sponsorship Of Tough Mudder’s North America Challenge Series with over 100 events across North America

“2017 was marked by record sales driven by exponential growth across all of our domestic platforms, and 37% growth internationally, a significant expansion in Asia, further extensions of our product portfolio and industry accolades that recognize the innovation behind the CELSIUS® brand,” said John Fieldly, Interim President and Chief Executive Officer and Chief Financial Officer. “The investments we have made in Asia led to a highly successful launch in the fast-growing China market and expansion in Hong Kong. With a nearly $7.3 million net investment in China alone in 2017, we have laid the essential groundwork and formulated a road map for further increasing placements of our products in the second largest economy in the world. Fourth quarter sales to the Asian market increased approximately 85% sequentially over the third quarter and we expect similar sequential trends in 2018. The foundation of our business is solid, and we are increasingly optimistic about the opportunities we see for 2018 and beyond.”

“The global trends towards health and wellness continues and consumers increasingly are gravitating towards healthier beverage alternatives,” continued Fieldly. “Our commitment to innovation through the launch of new products and flavors and the support of our brand ambassadors keeps our brand fresh, relevant and sought after in the marketplace. As the demand for healthy functional beverages continues to accelerate, we are well-positioned to capture a material share of the market and leverage our operations for success.”

Fieldly concluded, “We have carried the momentum from 2017 into 2018 with the addition of two new flavors in our CELSIUS HEAT™ line, expansion to Norway and plans to introduce a branch-chained amino acid (BCAA) drink in Finland and Sweden, all before the end of the first quarter. We believe our operational plans for 2018 will enable us to capitalize on trends in consumer preferences and the rapidly changing beverage industry.”

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

Revenue

Revenue for the year ended December 31, 2017 was $36.2 million, compared to $22.8 million for the year ended December 31, 2016, an increase of 59%. This increase was driven primarily by a 72% increase in domestic revenues derived from blended growth rates of 49% in retail accounts, 143% in health and fitness accounts and 84% growth in internet retailer accounts, as well as 37% growth in international revenues, from 2016. International revenue growth was primarily the result of increased sales volume through Func Foods, our Nordic distribution, partner as well as initial revenues generated from the launch of distribution of our products into the Asian market.

Gross Profit

Gross profit was $15.4 million, or 42.7% of revenue, in the year ended December 31, 2017 compared to $9.7 million, or 42.7% of revenue, in 2016. The increase in gross profit from 2016 to 2017 is primarily attributable to the increases in revenue.

Total Operating Expense

Sales and marketing expenses for the year ended December 31, 2017 were $16.6 million compared to $8.7 million for the year ended December 31, 2016. The increase was due primarily to increases in investment in sales and marketing programs of $6.7 million, with a focus on expansion and the launch of products into China and Hong Kong, increases in warehouse costs of $375,000 and increases in human resource investments of $756,000. General and administrative expenses for the year ended December 31, 2017 were $6.9 million compared to $3.9 million for the year ended December 31, 2016. The increase from 2016 to 2017 was primarily due to increases in stock based compensation expenses of $1.2 million, investments in human resources costs of $869,000, issuance of restricted stock for prior services to two board members of $328,000 and increases in other general and administration expenses.

Total Other Expense

Total other expense decreased to $161,000 for the year ended December 31, 2017, down from $223,000 in 2016 as a result of $68,000 in savings in interest expense, which was partially offset by a gain from the sale of equipment of $6,000 in 2016.

Net Loss

As a result of the all above, for the year ended December 31, 2017, Celsius had a net loss of $8.2 million, and after giving effect to preferred stock dividends of $366,000, a net loss to common stockholders of $8.6 million or ($0.19) per basic and diluted share based on a weighted average of 44,419,162 shares outstanding. In comparison, for the year ended December 31, 2016 the Company had a net loss of $3.1 million, and after giving effect to preferred stock dividends of $366,000, a net loss to common stockholders of $3.4 million or ($0.09) per basic and diluted share based on a weighted average of 38,568,088 shares outstanding.

Three Months Ended December 31, 2017 Compared to Three Months Ended December 31, 2016

Revenue

Revenue for the three months ended December 31, 2017 was $9.1 million compared to $6.3 million for the three months ended December 31, 2016, an increase of 46%. This increase was driven primarily by a 92% increase in domestic revenue associated with blended growth rates of 73% in retail accounts mainly from growth in existing accounts, 151% growth in health and fitness accounts and 80% growth in internet retailer accounts from the same period in 2016, which was partially offset by a 12% decrease in international revenue. The decrease in international revenue was mainly as a result of order timing impacted by new can design launch by Func Foods, our Nordic distribution partner, which was partially offset by revenues from the Company’s Asian distribution partners. The net increase in total revenue was primarily attributable to an increase in sales volume, as opposed to increases in product pricing.

Gross profit

Gross profit was $3.8 million, or 41.6% of revenue, in the three months ended December 31, 2017 compared to $2.6 million, or 41.0% of revenue, for the same period in 2016.

Total Operating Expense

Sales and marketing expenses for the three months ended December 31, 2017 were $7.3 million compared to $2.0 million for the three months ended December 31, 2016, an increase of 265%. The increase is due primarily to increases in investments in sales and marketing programs of $4.9 million, with a focus on expansion and the launch of products into China and Hong Kong, increases in human resource investments of $284,000 and increases in warehouse costs of $108,000. General and administrative expenses for the three months ended December 31, 2017 were $1.6 million compared to $963,000 for the three months ended December 31, 2016, an increase of 70%. The increase was primarily due to increases in option expense of $388,000, investments in human resources of $191,000, research and development costs of $90,000 and office related costs of $7,000.

Total Other Expense

Total other expense decreased to $38,000 for the three months ended December 31, 2017, down from $51,000 for the same period in 2016 as a result of lower net interest expense due to a lower outstanding debt balance, which was partially offset by a gain of $6,000 on the sale of equipment in the fourth quarter of 2016.

Net Income (Loss)

As a result of the all above, for the three months ended December 31, 2017, Celsius had a net loss of $5.2 million, and after giving effect to preferred stock dividends of $92,000, a net loss available to common stockholders of $5.3 million or ($0.12) per basic and diluted share based on a weighted average of 45,869,244 shares outstanding. In comparison, for the three months ended December 31, 2016, the company had a net loss of $420,000, and after giving effect to preferred stock dividends of $90,000, a net loss available to common stockholders of $509,000 or ($0.01) per basic and diluted share based on a weighted average of 38,680,944 shares outstanding.

Liquidity and Capital Resources

As of December 31, 2017, the Company had cash of $14.2 million compared to $11.7 million as of December 31, 2016. and working capital of $20.6 million, as compared to $15.4 million as of December 31, 2016.

Cash used in operations during the 12 months ended December 31, 2017 totaled $8.4 million. The Company incurred a net loss of $8.6 million during the 12 months ended December 31, 2017, increasing the accumulated deficit to $62.0 million as of December 31, 2017.

Conference Call

Management will host a conference call today, Thursday, March 8, 2018 at 4:30 pm ET to discuss the results with the investment community.

To participate in the conference call, please call one of the following telephone numbers at least 10 minutes before the start of the call:

U.S.: 877-709-8150

International: 201-689-8354

An audio replay of the call will be available on the Company’s website at https://www.celsiusholdingsinc.com/news/.

Disclosures can be found on the Company’s online disclosure portal at: https://www.celsiusholdingsinc.com/sec-filings/.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (Nasdaq: CELH), founded in April 2004, is a global company with a proprietary, clinically proven formula for its brand CELSIUS®. Celsius Holdings, Inc. has a corporate mission to become the global leader of a branded portfolio consisting of proprietary, clinically proven, innovations which offer significant health benefits. CELSIUS®’ Original Line comes in seven delicious sparkling and non-carbonated flavors in sleek 12oz cans and is also available in single-serve powdered packets. The CELSIUS® Natural Line is available in six refreshing flavors: three sparkling and three non-carbonated. This line is naturally caffeinated and naturally sweetened.

New to the portfolio, trainer-grade CELSIUS HEAT™ offers an additional 100mg of caffeine over CELSIUS®, to total 300mg per can, and also contains 2,000mg of L-citrulline, a vasodilator. CELSIUS HEAT™ is sold in 16oz cans and is available in seven carbonated flavors: Inferno Punch, Cherry Lime, Blueberry Pomegranate, Strawberry Dragonfruit, Tangerine Grapefruit, Apple Jack’d and Orangesicle. CELSIUS HEAT™ is a thermogenic pre-workout drink and targets professional trainers, competitive athletes, the military and first responders. CELSIUS HEAT™ was developed for those seeking a trainer-grade version of CELSIUS® as compared to the Original Line, which is sold in a smaller can package and appeals to the masses as an active lifestyle brand.

CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is certified Kosher and Vegan. CELSIUS® is also soy and gluten free, and contains very little sodium. CELSIUS® is sold nationally at fitness clubs, 7-Eleven, Sprouts, The Fresh Market and key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw’s and many others.

CELSIUS®’ functional claims are backed by six published university studies. The first study was conducted in 2005 and additional studies from the University of Oklahoma were conducted over the next five years. The studies were published in peer-reviewed journals and validate the unique benefits that CELSIUS® provides. For more information, please visit www.celsiusholdingsinc.com.

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius Holdings’ future results of operations and/or financial position, or state other forward-looking information. In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” or similar words. You should not rely on forward-looking statements since Celsius Holdings’ actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; and other risks and uncertainties discussed in the reports Celsius Holdings has filed previously with the Securities and Exchange Commission. Celsius Holdings does not intend to and undertakes no duty to update the information contained in this press release.

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Celsius Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31, 2017 (1)	December 31, 2016 (1)
ASSETS

Current assets:
Cash	$14,186,624	$11,747,138
Accounts receivable, net	6,375,658	2,787,732
Inventories, net	5,305,505	2,211,370
Prepaid expenses and other current assets	1,180,444	937,349
Total current assets	27,048,231	17,683,589

Property and equipment, net	62,642	33,533
Total Assets	$27,110,873	$17,717,122

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$6,311,824	$1,754,207
Accrued preferred dividend	133,883	353,666
Deferred revenue and other current liabilities	17,921	214,612
Total current liabilities	6,463,628	2,322,485

Long-term liabilities:
Line of credit note payable-related party	3,500,000	4,500,000
Total Liabilities	9,963,628	6,822,485

Stockholders’ Equity:
Preferred Stock, $0.001 par value; 2,500,000 shares authorized, 6,760 and 6,380 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	7	6
Common stock, $0.001 par value; 75,000,000 shares authorized, 45,701,593 and 39,999,784 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	45,702	40,000
Additional paid-in capital	79,101,824	64,208,963
Accumulated other comprehensive loss	(39,378)	—
Accumulated deficit	(61,960,910)	(53,354,332)
Total Stockholders’ Equity	17,147,245	10,894,637
Total Liabilities and Stockholders’ Equity	$27,110,873	$17,717,122

(1) Derived from Audited Financial Statements

Celsius Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

	For the three months ended December 31,		For the year ended December 31,
	(Unaudited)		Audited (1)
	2017	2016	2017	2016
Revenue	$9,140,941	$6,252,890	$36,164,064	$22,760,987
Cost of revenue	5,334,589	3,691,851	20,733,387	13,031,153
Gross profit	3,806,352	2,561,039	15,430,677	9,729,834

Selling and marketing expenses	7,338,162	1,966,418	16,611,369	8,675,763
General and administrative expenses	1,637,581	962,758	6,899,275	3,899,031
Total operating expenses	8,975,743	2,929,176	23,510,644	12,574,794

Income (Loss) from operations	(5,169,391)	(368,137)	(8,079,967)	(2,844,960)

Other Income (Expense):
Interest expense	(38,421)	(57,500)	(160,616)	(228,750)
Gain from the sales of equipment	—	6,095	—	6,095
Total Other Income (Expense)	(38,421)	(51,405)	(160,616)	(222.655)

Net Income (Loss)	(5,207,812)	(419,542)	(8,240,583)	(3,067,615)
Preferred stock dividend	(92,252)	(89,890)	(365,995)	(366,154)
Net income (Loss) available to common stockholders	$(5,300,064)	$(509,432)	$(8,606,578)	$(3,433,769)

Income (Loss) per share:
Basic	$(0.12)	$(0.01)	$(0.19)	$(0.09)
Diluted	$(0.12)	$(0.01)	$(0.19)	$(0.09)
Weighted average shares outstanding:
Basic	45,869,244	38,680,944	44,419,162	38,568,088
Diluted	45,869,244	38,680,944	44,419,162	38,568,088

(1) Derived from Audited Financial Statements

Celsius Holdings, Inc.

Reconciliation of Non-GAAP Financial Measure

	Three months ended Dec 31,		Twelve months ended Dec 31,
	2017	2016	2017	2016
Net income (loss) available to common stockholders (GAAP measure)	$(5,300,064)	$(509,432)	$(8,606,578)	$(3,433,769)
Add back:
Depreciation and amortization expense	5,618	4,605	20,425	16,951
Net interest expense	35,661	57,500	160,616	228,750
Preferred stock dividend	92,250	89,890	365,995	366,154
Stock-based compensation	600,727	217,647	2,569,042	1,579,045

Non-GAAP Adjusted EBITDA	$(4,565,808)	$(139,790)	$(5,490,500)	$(1,242,869)
Non-recurring one-time charges
Inventory write-down & Label artwork change fees	—		194,040
Label artwork change fees	—	—	41,321	—
CEO recruiting fees	51,320	—	164,697	—
CEO retirement compensation	—		422,659
Total non-recurring one-time charges	51,320	—	822,717	—
Non-GAAP Adjusted EBITDA excluding one-time charges	$(4,514,488)	$(139,790)	$(4,667,783)	$(1,242,869)

*We report financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), but believe that disclosure of adjusted EBITDA, a non-GAAP financial measure, may provide users with additional insights into operating performance.